UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 3, 2017

Exxon Mobil Corporation

(Exact name of registrant as specified in its charter)

New Jersey	1-2256	13-5409005
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5959 LAS COLINAS BOULEVARD, IRVING, TEXAS 75039-2298

          (Address of principal executive offices)                                            (Zip Code)

 Registrant’s telephone number, including area code:  (972) 444-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On January 3, 2017, the Board of Directors of the Corporation, acting on the recommendation of the Board’s Compensation Committee, approved and the Corporation entered into a Cancellation and Exchange Agreement (the “Agreement”) with R.W. Tillerson, retired Chairman and CEO of the Corporation who has been named by the President-elect as his intended appointee to the position of U.S. Secretary of State, subject to confirmation by the U.S. Senate. The Agreement outlines how the compensation and benefits Mr. Tillerson has earned over his 40+ year career will be handled, subject to his being confirmed and taking office as U.S. Secretary of State.

Consistent with the core principles and long term focus of ExxonMobil’s executive compensation program, Mr. Tillerson holds incentive compensation awards that are not fully payable for up to 10 years after his retirement and may not be accelerated for any reason except death. At the same time, in order to meet federal conflict of interest standards and to serve effectively as U.S. Secretary of State, Mr. Tillerson must sever all ongoing financial ties to ExxonMobil. Accordingly, the Corporation and Mr. Tillerson, working in close consultation with federal ethics authorities, have developed the Agreement.

Under the Agreement, Mr. Tillerson will surrender all unpaid deferred cash bonus units (referred to as “Earnings Bonus Units”), having a total settlement value of approximately $3.9 million. The surrendered Earnings Bonus Units will be cancelled without any compensating payments in exchange.

In addition, Mr. Tillerson will surrender all unpaid ExxonMobil restricted stock and restricted stock units he holds, consisting of 2,026,000 underlying shares, representing a substantial portion of the compensation granted to him over his many years of prior service to ExxonMobil. In exchange for the surrender and cancellation of these stock-based awards, the Corporation will make a cash payment to an irrevocable Ethics-Compliance Trust established with an independent third-party trustee (the “Trust’) equal to the value of the underlying ExxonMobil common stock determined under a market-based formula. The payment will be discounted by approximately $3 million (at current market values) consistent with guidance from federal ethics authorities.

The net effect of the above is a reduction of approximately $7 million versus compensation and benefits Mr. Tillerson otherwise would have received.

The Trust is structured to replicate as closely as possible the terms that would have applied to Mr. Tillerson’s unpaid restricted stock and restricted stock units while adhering to guidance from federal ethics authorities to comply with conflict of interest requirements. Key elements of the Trust include:

•         Principal contributed to the Trust will only be distributed to Mr. Tillerson at times and amounts in the future that correspond with the 10-year payment schedule that would otherwise apply had he retained his restricted stock and restricted stock units.

•         Trust distributions may not be accelerated except in case of death.

•         Any assets remaining in the Trust will be forfeited and paid to charities of the trustee’s choosing if Mr. Tillerson, after leaving government service, becomes employed or otherwise engaged in an oil and/or gas business.

•         Mr. Tillerson may not pledge or transfer Trust assets or his interest in the Trust.

•         Trust assets may be invested only in investments permitted under federal conflict of interest laws and guidelines.

The Agreement further provides that Mr. Tillerson’s vested benefits under the Corporation’s defined contribution and defined benefit plans will be paid or distributed to him in the normal course as provided under the terms of those plans, consistent with federal conflict of interest guidance. Mr. Tillerson’s death benefit coverage under the Corporation’s group life insurance plan for certain executives – which provides a benefit to Mr. Tillerson’s survivors of approximately $13 million – will be cancelled. The Corporation agrees to use its commercially reasonable best efforts to obtain and, if so, pre-pay a life insurance policy from an independent third party providing substitute coverage as comparable as possible to the terminated coverage.

All other benefits to which Mr. Tillerson would otherwise be entitled as a retiree of ExxonMobil, including retiree medical coverage, retiree dental coverage, and certain support services, will be terminated without any compensating payments.

The above description of the Agreement and Trust, both of which have been carefully structured to follow conflicts of interest compliance guidance from federal ethics authorities, is qualified in its entirety by reference to the full text of the Agreement (which includes the form of Trust as an attachment) filed with this report as Exhibit 99.1 and incorporated by reference herein.

SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXXON MOBIL CORPORATION

Date: January 3, 2017	By:	/s/ MALCOLM A. FARRANT
Malcolm A. Farrant
Vice President – Human Resources

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Cancellation and Exchange Agreement and Exhibit A